Exhibit 10.1

May 11, 2012

Mr. Frank R. Jimenez

Dear Frank,

On behalf of Bunge, I am very happy to confirm our offer for you to join Bunge Limited as General Counsel, Secretary and Managing Director, Government Affairs, based in White Plains, N.Y and reporting directly to Alberto Weisser, the Chief Executive Officer of Bunge Limited. We are looking forward to having you on the team leading this very important area of the Company and helping to further Bunge’s growth and profitability.  I know Bunge offers the environment and challenges that you are seeking and I am sure you will enjoy our group.

Effective Date: July 5, 2012

1.              Base Salary: Your base salary will be $500,000 per annum payable in 24 installments per year. Your salary will be reviewed to consider relevant market rates during our annual salary review process conducted in March of each year.

2.              Annual Incentive Program:  You will be eligible for consideration for an award under the Company’s Annual Incentive Program. As General Counsel, the “target” of your annual incentive award is 75% of your base salary, with a maximum upward potential of 2.5 times this amount.  Note that the actual annual award will be determined based on your individual contribution during each performance year as well as on the results achieved against select financial metrics. Bonuses, if due, are typically paid in the first quarter of the year following the announcement of financial results for the performance year.

3.              Long Term Incentive Program: You will also be eligible for consideration for awards under the Company’s Equity Incentive Program.  The value of this award is established annually by the Compensation Committee of the Board based on a competitive analysis of Bunge’s peer companies and other factors which impact the business.  Awards are typically granted in the form of stock options and performance based restricted stock units during the first quarter of each year.  In 2013, the grant date fair market value of your award will be approximately $1,000,000.

Note that target amounts as well as the metrics, pay-out formulas and conditions of both the Annual Incentive Program as well as those of the Long-term Incentive Program, may be periodically revised or altered to reflect changing business or market conditions. Should changes occur you will receive appropriate notice.

4.              Benefits: Bunge also offers a competitive package of employee benefits. For your information, listed on the following page in summary format, are some features of our key benefits. Please note that, depending on business conditions and competitive environment, the Company reserves the right to change these benefits at any time without a retroactive impact on you. Additional information will be sent to you regarding the benefit plans.

a.                 Group Medical Coverage:.

•                  Covers all pre-existing conditions.

•                  Offers a national PPO administered by UnitedHealthcare or by BlueCross/BlueShield.

•                  The current monthly cost of this program is approximately $124.29 for single coverage, $248.57 for the employee plus one family member and $319.53 for family coverage with educations taken on a pre-tax basis.

b.                  Dental Insurance:

•                  Offered by Delta Dental.

•                  The current monthly cost of this program is approximately $7.52 for single coverage, $15.04 for the employee plus one family member and $20.89 for family coverage with deductions also taken on a pre-tax basis.

c.                   Life Insurance & AD&D:

•                  Presently, this plan is provided at no cost to you.

•                  The benefit is two times your annual base salary. Evidence of insurability is required for coverage in excess of $800,000.

d.                  Short Term Disability (SID):

•                  This program provides disability pay for illnesses or disabilities incurred off the job.

•                  Presently, the plan is provided at no cost to you.

•                  The duration of this benefit is up to 26 weeks based on the length of your service.

e.                   Long Term Disability (LTD):

•                  The plan is optional and provided at a cost of $0.36 per $100 of monthly base salary up to a maximum monthly salary of $10,000.

•                  You may elect to obtain coverage paying for the premium on a pre-tax basis (in which case benefits paid will be considered taxable income) or on an after-tax basis (in which case benefits, if paid, will not be taxable).

•                  When eligible, benefits under this plan will begin after your 26th week of disability.

f.                    Bunge Savings Plan: (40 I (k) Plan):

•                  Based on the present provisions you may contribute between 1% and 50% (in 1% increments) of your base pay per year on a pre-tax basis - for 2012 these contributions are capped at $17,000.

•                  Currently, the Company will match $1 for every pre-tax dollar you contribute to the Plan up to 3% of your salary and 50% on contributions made on the next 2% of your salary.

•                  In addition, participants aged 50 or more can make additional (unmatched) pre-tax contributions. For 2012, the maximum “catch-up” contribution is $5,500.

•                  Both Company and your individual contributions are immediately vested.

•                  You may direct your investments in any combination of the funds offered.

•                  Hardship withdrawal as well as loan options are available.

g.                   Pension Program:  Currently, Bunge also offers a defined benefit pension program. You are eligible to participate in the plan following one year of continuous service.  You will have a fully vested benefit following five years of continuous service.  Overall, the program offers a benefit equal to 1% of your final average earnings (of the highest 5 consecutive years), as defined by the Bunge U.S. Pension Plan, per year of service plus .5% of the amount by which these earnings exceed career average social security wage basis. As a U.S. based member of the Executive Committee of Bunge, you are eligible to participate in the Bunge U.S. Supplemental Executive Retirement Program (SERP) and your “earnings” for purposes of the SERP will be calculated based on your salary earned plus 100% of the annual bonus actually earned.  You will have a fully vested benefit in the SERP following five years of continuous service.

h.                  Perquisite Allowance: As a US-based Executive Committee member you will also receive a flexible perquisite allowance of $9,600 per annum payable in 24 installments per year.

i.                      Vacation: You are eligible for four weeks of vacation per year.

j.                     Holidays: The following holidays are currently recognized by the Company:

New Year’s Day	M.L. King, Jr. Day	Presidents Day
Good Friday	Memorial Day	Independence Day
Labor Day	Thanksgiving Day	Day after Thanksgiving
Christmas Eve	Christmas Day

Beginning in 2013, you will also be eligible for two optional holidays per calendar year.

5.              Severance: In the event your employment is involuntarily terminated by the Company without “Cause” (as defined below), you will (upon the release of any employment related claims and covenants in form and substance satisfactory to both you and Bunge):

a.              receive a lump sum payment equivalent to 12 months of your then prevailing base salary plus target annual incentive

b.              continue to vest in all unvested time-based restricted stock units mentioned in bullet 3 of section 6 below

In addition, if the termination is not due to performance, you will also receive a prorated portion of your annual bonus for the year in which the termination occurs.

“Cause”  means the termination of an Employee’s employment or service with the Company as a consequence of:

(i)                                                 the willful and continued failure or refusal of the employee to substantially perform the duties required of him or her as an employee of the Company;

(ii)                                              any willful and material violation by the employee of any law or regulation applicable to any business of the Company, or the employee’s conviction of, or a plea of nolo contendere to, a felony, or any willful perpetration by the employee of a common law fraud; or

(iii)                                         any other willful misconduct by the employee this is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company.

6.              Joining Considerations: As additional inducement for you to join Bunge, subject to your continued employment with the Company at the time that vesting occurs or that each payment is to be made (except under the circumstances outlined in section 5.b. above), we will:

•                  Pay you a cash amount of $750,000; 50% will be payable upon hire and 50% will be payable on the one year anniversary of your date of hire.

•                  Guarantee the minimum 2012 Annual Incentive payment at target or $375,000.

•                  Grant you 24,000 time-based restricted stock units of Bunge upon hire. The time-based stock units will vest at a rate of one third per year on each of the first three anniversaries of the grant date.

Additionally, you will be covered, on the same terms and conditions as other members of the Executive Committee, under the Company’s Directors and Officers (D&O) insurance policy.

As a standard procedure, our employment offers are contingent upon successful completion of a drug screen, references and background check to be conducted prior to joining Bunge. You will need to provide documents that show that you are legally eligible to work in the United States. The offer is based on your representation that you are not subject to any restrictive covenants with any present and/or former employers.

This agreement includes your promise that:

(i)                                     you shall not (except to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency) disclose to any third person, whether during or subsequent to your employment with the Company, any trade secrets; customer lists; product development and related information; marketing plans and related information; sales plans and related information; operating policies and manuals; business plans; financial records; or other financial, commercial, business or technical information related to the Company or any subsidiary or affiliate thereof unless such information has been previously disclosed to the public by the Company or has become public knowledge other than by a breach of this Agreement; provided, however, that this limitation shall not apply to any such disclosure made while you are employed by the Company, or any subsidiary or affiliate thereof in the ordinary course of the performance of your duties;

(ii)                                  For eighteen months after the termination of your employment, you shall not attempt, directly or indirectly, to induce any Company agent or employee of the Company, or of any subsidiary or any affiliate thereof, to be employed or perform services elsewhere except if you are previously authorized to do so by the CEO of Bunge Limited in writing;

(iii)                               For eighteen months after the termination of your employment, you shall not attempt, directly or indirectly, to induce any employee or agent of the Company, or of any subsidiary or affiliate thereof, to cease providing services to the Company, or any subsidiary or affiliate thereof;

(iv)                              Following the termination of your employment,  you shall provide assistance to and shall cooperate with the Company or any subsidiary or affiliate thereof, upon its reasonable request, with respect to matters within the scope of your duties and responsibilities during your employment with the Company.  (The Company agrees and acknowledges that it shall, to the maximum extent possible under the then prevailing circumstances, coordinate (or cause a subsidiary or affiliate thereof to coordinate) any such request with your other commitments and responsibilities to minimize the degree to which such request interferes with such commitments and responsibilities).  The Company agrees that it will reimburse you for reasonable travel expenses (i.e., travel, meals and lodging) that you may incur in providing assistance to the Company hereunder.

(v)                                 You will make your best effort to comply with Bunge’s Share Ownership Guidelines which have been established to better align the interests of senior executives with interests of the shareholders. A summary of the guidelines appears in Attachment A.

This offer is not a guarantee of employment for a specific period of time. You should understand that you are an employee at-will, which means either you or the Company may terminate your employment for any reason, at any time, with or without notice.  Please understand that no supervisor, manager or representative of the Company other than the Chief Personnel Officer of Bunge Limited has the authority to enter into any agreement with you for employment for any specified period of time or to make any promises or commitments contrary to the foregoing.  Further, any such employment agreement entered into shall not be enforceable unless it is in a formal written agreement and signed by you and the Chief Personnel Officer of Bunge Limited.

This agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without reference to principles of conflict of laws, and may not be amended or modified other than by written agreement executed by the parties hereto or their respective successors and legal representatives. In this manner, any litigation or other proceeding commenced by either party to this agreement or obligations hereunder shall be commenced in the federal or state courts of New York.

Frank, I am delighted that you will be assuming the role of General Counsel, Secretary and Managing Director, Government Affairs.  If this letter expresses your understanding of our agreement, your signature below will indicate your acceptance of the terms herein. Should you have any questions do not hesitate to call me.

Sincerely,

Vicente Teixeira
Chief Personnel Officer

In agreement:

/s/ Frank R. Jimenez
Frank R. Jimenez

In agreement:

/s/ Vicente Teixeira
Vicente Teixeira

Date:	May 23, 2012